EXHIBIT 21

SUBSIDIARIES OF STANDARD MOTOR PRODUCTS, INC.

Name	State or Country of Incorporation
Foshan GWOYNG SMP Vehicle Climate Control & Cooling Products Co. Ltd.	China
KADE Trading GmbH	Germany
SMP Automotive de Mexico, S.A. de C.V.	Mexico
SMP Engine Management de Mexico, S. de R.L. de C.V.	Mexico
SMP Four Seasons de Mexico, S. de R.L. de C.V.	Mexico
SMP Motor Products Limited	Canada
SMP Poland sp. z o.o.	Poland
STABIL ELEKTROTECHNIK GmbH	Germany
STABIL PRODUKT Elektrotechnikai Kft.	Hungary
STABIL VERBINDUNGSTECHNIK GmbH	Germany
Standard Motor Products de Mexico, S. de R.L. de C.V.	Mexico
Standard Motor Products (Hong Kong) Limited	Hong Kong
Trumpet Holdings, Inc.	Delaware
Trombetta Asia, Ltd.	Hong Kong
Trombetta Electric (Shanghai) Co., Ltd.	China
Trombetta Electric (Wuxi) Co., Ltd.	China
Trombetta S. de R.L. de C.V.	Mexico

The names of particular subsidiaries have been omitted where, considered in the aggregate as a single subsidiary, they would not constitute, as of the end of the year covered by this report, a “significant subsidiary” as that term is defined in Regulation S-X under the Securities Exchange Act of 1934.